Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Unicycive Therapeutics, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share		457(o)		$	$			$
Fees to be Paid	Equity	Preferred Stock, par value $0.001 per share		457(o)
Fees to be Paid	Debt	Debt Securities		457(o)
Fees to be Paid	Other	Warrants		457(o)
Fees to be Paid	Other	Units		457(o)
Fees to be Paid	Unallocated (Universal) Shelf		(1)	457(o)		$		$150,000,000.00	0.0001381		$20,715.00

Total Offering Amounts:								$150,000,000.00			20,715.00
Total Fees Previously Paid:
Total Fee Offsets:											0.00
Net Fee Due:											$20,715.00

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Offering Note(s)

(1)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, and such indeterminate amount of units, as shall have an aggregate initial offering price not to exceed $150,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $150,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and principal amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.F. of Form S-3 under the Securities Act.

Calculated pursuant to Rule 457(o) under the Securities Act.